REFINITIV STREETEVENTS

EDITED TRANSCRIPT

STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

EVENT DATE/TIME: AUGUST 02, 2023 / 8:30PM GMT

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

CORPORATE PARTICIPANTS

Brian Moore STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Patrick F. Williams STAAR Surgical Company - CFO

Thomas G. Frinzi STAAR Surgical Company - President, CEO & Chairman

CONFERENCE CALL PARTICIPANTS

Anthony Charles Petrone Mizuho Securities USA LLC, Research Division-MD & Senior Medical Devices, Diagnostics and Therapeutics Equity Research Analyst

Bruce David Jackson The Benchmark Company, LLC, Research Division - Senior Equity Analyst

David Joshua Saxon Needham & Company, LLC, Research Division - Senior Analyst

James Philip Sidoti Sidoti & Company, LLC - Research Analyst

Malgorzata Maria Kaczor Andrew William Blair & Company L.L.C., Research Division - Partner & Research Analyst

Steven Michael Lichtman Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

Thomas M. Stephan Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

Xuyang Li Jefferies LLC, Research Division - Equity Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Second Quarter Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Wednesday, August 2, 2023.

At this time, I would like to turn the conference over to Mr. Brian Moore, Vice President, Investor, Media Relations and Corporate Development for STAAR Surgical.

Brian Moore - STAAR Surgical Company - VP of Investor, Media Relations & Corporate Development

Thank you, operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to discuss the company’s financial results for the second quarter ended June 30, 2023.

On the call today are Tom Frinzi, President and Chief Executive Officer; and Patrick Williams, Chief Financial Officer. The press release of our second quarter results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR’s website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company’s projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safe harbor statement in today’s press release as well as STAAR’s public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

In addition, to supplement the GAAP numbers, we have provided Non-GAAP Adjusted Net Income, Adjusted Net Income for ICL, the corresponding Adjusted Earnings per share and Sales in Constant Currency. During the quarter, the company also reported various accounting adjustments related to its other product, cataract IOL business. Please refer to the Non-GAAP financial measures tables to Adjusted Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit Margin, Adjusted Operating Expenses and Adjusted Income Tax Provision. We believe that these Non-GAAP and adjusted numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the Non-GAAP information is included in today’s press release. For brevity, all references to growth rates on today’s call refer to year-over-year growth unless otherwise stated.

Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions, then re-queue with any follow-ups. We thank everyone in advance for their cooperation with this process.

And with that, I would like to now turn the call over to Tom Frinzi, President and CEO of STAAR.

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Thank you, Brian, and good afternoon, everyone, and thank you for joining us on today’s call. I am pleased to report STAAR achieved record sales and profitable growth for the second quarter 2023. Results were driven by our EVO family of proprietary Implantable Collamer Lenses, ICLs, which are designed to correct refractive error for people seeking visual freedom from the hassles of contacts and eyeglasses.

For the second quarter of 2023, total ICL sales were $93.1 million were in line with the outlook of approximately $93 million that we provided on our last earnings call in May. Globally, ICL sales growth in the second quarter was up 19% as reported and up 20% in Constant Currency. Global ICL unit growth was up 21% with results in the second quarter driven by strength in APAC, the largest region for refractive procedures. APAC was up 29% in units and 26% in sales for the second quarter of 2023. In China specifically, ICL units were up 35% and sales up 33% for the second quarter of 2023. And we are encouraged by a strong start to the peak implant season for ICLs in that market.

For the second quarter, sales in our EMEA region declined 9%, impacted by the ongoing macroeconomic and geopolitical environment, as well as an inability to ship ICLs into 1 non-European country as a result of a country-specific product labeling change. However, looking at European markets only, ICL units were up 6% and sales up 2% for the second quarter of 2023.

Turning attention to the United States. ICL sales grew 10% for the second quarter, well ahead of U.S. refractive industry procedure volumes, which the Refractive Surgery Council recently reported declines approximately 15% in the quarter. Sequentially, our U.S. sales in the second quarter were relatively flat.

Lower than expected results in the U.S., the macroeconomic impact in Europe and certain other refractive markets merits additional conservatism as we look to the second half of 2023. We have therefore today updated our fiscal 2023 ICL sales outlook to a range of approximately $320 million to $325 million. At the midpoint, our new outlook represents a high level of sales growth at approximately 20%.

Since becoming CEO in January, I have now had the opportunity to make a more complete assessment of the business in the U.S. and around the world. We have implemented a high-performance management system that helps us get closer to our customers and other stakeholders and identify top priorities for accelerating EVO adoption. We have created cross-functional teams for each top priority who are accountable for achieving the desired results. Among the priorities and actions we have taken to accelerate adoption in the U.S. and globally are the following.

Number 1, we’ve enhanced our leadership in April, appointing 2 seasoned executives, Warren Foust as Chief Operating Officer; and Magda Michna as Chief Clinical, Regulatory and Medical Affairs Officer.

Number 2, we are taking actions to make our company even easier to do business with. The projects related to this top priority are focused on increasing surgeon confidence in measurement and lens size selection, simplifying our ordering process, delivering our lenses to customers faster, and longer term, making the EVO ICL even easier to deliver to the eye.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Number 3, we have developed and are implementing new analytic tools, which is allowing us to better target high volume customers with favorable economics. For example, we have mapped the over 430 practices representing our 600-plus surgeon customers in the U.S., and as a result, we are implementing tailored programs that effectively leverage the knowledge we have gained from these tools.

Number 4, we will pilot a patient call center education and surgeon referral program aimed at better answering patient questions and shepherding patients to the most appropriate EVO customers. We believe the call center will create a closed loop for our patient Doc Finder, allowing us to better support and track the patient journey and thereby better monitor the effectiveness of our investment in the U.S. in consumer awareness and other activities.

We anticipate the actions and projects I just outlined, among others, will accelerate EVO adoption in the U.S. as we exit 2023 and beyond. Our vital few priorities and our learnings in the U.S. will also have positive implications for our markets globally. So while I’ve previously stated that laser vision correction is well established, I remain confident in EVO’s ability to be successful in the U.S. and beyond. And my confidence is buoyed as I spent time in the field with key opinion leaders discussing the impact that EVO is and can have on their practices.

The investment rationale for STAAR remains compelling. We have a fantastic technology without peer. If you define good medicine as I do — excellent patient outcomes, high patient and surgeon satisfaction, and favorable economics — EVO is indeed good medicine. STAAR is the dominant player globally in lens-based refractive vision correction for 21 to 60 year olds who are facing an increasing epidemic of myopia.

Next, we expect to remain a high growth company based on our strength in APAC, the largest region for refractive procedures in the world. Additional growth will come as we deliver similar results in the U.S., the second largest market for refractive procedures in the world, and Europe emerges from the current macro and geopolitical headwinds. And finally, we are profitable, we generate cash and we have a rock solid balance sheet.

For those of you that would like to learn more, we will host an Investor and Analyst Meeting in New York next month on September 14 where we will outline in more detail initiatives, projects, including some next-generation product pipeline initiatives, and the significant growth opportunities ahead for STAAR. We also expect to have several EVO surgeons from around the world who will speak to their experience. Patrick?

Patrick F. Williams - STAAR Surgical Company - CFO

Thank you, Tom, and good afternoon, everyone.

Before I go through the various financial metrics, I want to reference additional Non-GAAP reconciliation tables in this quarter’s earnings release. As we have previously mentioned on prior earnings calls and in our filings, we are exiting our other product, cataract IOL business, as we focus on our core ICL products. This resulted in some accounting adjustments, primarily due to excess inventory and a smaller sales return reserve adjustment. Please refer to the Non-GAAP financial measures tables in our earnings release as I will be referencing both as reported and adjusted impact in my prepared comments.

Total net sales for Q2 2023 were $92.3 million, up 14% as compared to the $81.1 million of net sales in Q2 2022 and up 26% on a sequential basis from Q1 2023 net sales of $73.5 million. The year-over-year increase in net sales is attributable to a $50 million or a 19% increase in ICL sales, partially offset by a $4 million decrease in other product sales. This included a $742,000 sales return reserve adjustment, or reduction in sales, for our other product cataract IOL business, resulting in adjusted net sales of $93 million or up 15% year-over-year. We continue to expect other products will represent a smaller and smaller percentage of net sales as we move through fiscal 2023 and taper our support of this non-core cataract IOL business.

Gross profit for Q2 2023 was $70.7 million, or 76.6% of net sales, as compared to gross profit of $63.9 million, or 78.8% of net sales, for Q2 2022, and $57.6 million or 78.3% of net sales for Q1 2023. The 220 basis point decrease in gross margin as compared to Q2 2022 is primarily due to inventory reserves related to the other product cataract IOL business. The 170 basis point sequential decrease in gross margin from the first quarter is also due to the other product cataract IOL inventory reserve.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

The total amount of additional inventory reserves was $2.8 million, and when adjusted, our gross margin was 79.8% in the quarter. Due to the additional IOL reserves booked in the second quarter, but primarily driven by the lower sales outlook for fiscal 2023, we now expect gross margin will be approximately 79% for both Q3 and Q4 and approximately 78% for the full year. We continue to drive initiatives to improve our manufacturing efficiency. When combined with more favorable geographic mix related to direct markets like the United States, we believe company gross margins can exceed 80% as we move beyond 2023.

Moving down the income statement. Total operating expenses for Q2 2023 were $62.1 million as compared to $46.9 million in Q2 2022 and $54.8 million in Q1 2023. This included $154,000 intangible asset impairment adjustment related to our other product cataract IOL business.

Taking a closer look at the components of operating expenses. G&A expense for Q2 2023 was $18.1 million compared to $14 million for Q2 2022 and $18.1 million for Q1 2023. The year-over-year increase in G&A is due to increased compensation-related expenses, outside services and facilities costs. For fiscal 2023, we continue to expect G&A expense will be approximately $19 million per quarter.

Selling and marketing expense was $32.3 million for Q2 2023 compared to $24.2 million for Q2 2022 and $26.4 million for Q1 2023. The increase in selling and marketing expense from the prior year was due to increased advertising and promotional expenses, compensation-related expenses, trade shows and meetings. The sequential increase in selling and marketing was due to increased advertising and promotional expense, trade shows and meetings and compensation-related expenses.

As we have said before, driving EVO adoption is a multi-pronged approach focused on physician training and confidence, along with increased brand awareness through our marketing efforts. We are not seeing the type of returns on our digital marketing investments that we had expected and have thus made the decision to reduce such investments until we can be more certain that patient conversion and the overall cost of patient acquisition meets our internal targets. Thus, we now expect selling and marketing expenses will be approximately $30 million in Q3 and $27 million in Q4, down from approximately $33 million each quarter previously. As we have said, the ability to flex our digital marketing investment allows us to react quickly to the market, and we will revisit this as we move beyond 2023.

Research and development expense was $11.8 million in Q2 2023 compared to $8.6 million for Q2 2022 and $10.3 million for Q1 2023. The year-over-year and sequential increase in R&D is due to increased compensation-related expenses and U.S. EVO post-approval clinical trial expenses associated with the 3-year study. For fiscal 2023, we now expect R&D expense will be slightly higher at approximately $12 million for Q3 and Q4 as we have made additional investments in our clinical and medical affairs, which falls under R&D, as we look to drive increased physician confidence through training, publications and other clinical studies.

Operating income in Q2 2023 was $8.6 million, or 9.3% of net sales, as compared to $17 million, or 21% of net sales for Q2 2022. We now anticipate other income expense will be slightly down at approximately $500,000 of income per quarter for the balance of the year, primarily due to foreign exchange gain losses that are booked on this line item.

We remain proud of our multiyear track record of profitability and cash generation, which we expect to continue and is rare for a high-growth medical device company. The reduction in our sales outlook for the full year and being primarily in high gross margin direct markets like the United States does reduce our overall operating income. But when partially offset with the reduction in sales and marketing investments, we now expect operating margin for the fiscal year 2023 will be approximately 5%.

Net income in Q2 2023 was $6.1 million, or $0.12 per diluted share, compared to net income of $13 million, or $0.26 per diluted share in Q2 2022. After taking into account the aforementioned adjustments related to our other product cataract IOL business, as well as a $405,000 tax effected benefit from those adjustments, our adjusted net income for ICL was $9.4 million, or $0.19 per diluted share. Tables reconciling the GAAP to Non-GAAP information and IOL accounting adjustments are included in today’s financial release. For fiscal 2023, we now expect our effective tax rate will be slightly higher at approximately 35% in Q3 and Q4 due to the reduction in United States profitability, and as always, subject to no significant change in our valuation allowance.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Turning now to our balance sheet. Our cash, cash equivalents and investments available for sale as of June 30, 2023, totaled $209.5 million as compared to $225.5 million at the end of the fourth quarter of 2022. The decrease in overall cash is due to the timing of accounts receivable, which historically grows in the second quarter and should be converted to cash in the third quarter. Though we have only booked approximately $6 million in CapEx at the end of Q2, we continue to expect we will invest approximately $26 million in property and equipment for the full year, primarily related to manufacturing capacity expansion, including some larger projects in the second half of this year.

As Tom mentioned earlier, today we updated our ICL net sales outlook to a range of $320 million to $325 million for fiscal 2023. We expect our other product sales will be essentially 0 for the full year fiscal 2023 due to the cataract IOL business adjustments I had referenced previously. A reconciliation to the midpoint of our outlook results in an approximate $22 million change from our prior ICL outlook. This includes an approximate $12 million lower sales contribution from the United States, approximately $5 million lower sales contribution for EMEA, or flat sales year-over-year, and an approximate $5 million reduction in sales from certain APAC markets, primarily South Korea, which has faced some economic headwinds. For Q3 2023, we expect global ICL sales and overall net sales will be approximately $80 million.

Next week, STAAR will be participating in the Canaccord Genuity Annual Growth Conference in Boston on August 9. We will also be participating in the Needham Virtual MedTech and Diagnostics Conference on August 15, the Piper Sandler West Coast Bus Tour on August 23, the William Blair West Coast Bus Tour on August 30; and the Goldman Sachs Annual European MedTech and Healthcare Services Conference in London on September 6. And as Tom mentioned, on Thursday, September 14, STAAR will host an Investor and Analyst Meeting in New York.

Finally, we intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the Investor Relations section. Accordingly, investors should monitor our investor website in addition to following our press releases, SEC filings and public conference calls and webcasts.

This concludes our prepared remarks. Operator, we are now ready to take questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from Bill Plovanic from Canaccord.

Unidentified Analyst

It’s John on for Bill tonight. I think you could start on the U.S., which I think is maybe the most — what everyone’s focused on. I appreciate all the detail that you gave there, Tom. But with the sequential flat to decline revenue, and I know you’ve made previous commercial investments there, too, beyond just adding Warren as COO. But can you talk about just when do you expect productivity from those commercial adds to ramp? I know you talked about potentially expecting it in the back half of this year, but just any incremental detail of what you’re seeing there, and also just what you’re hearing from surgeons?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. Thanks, John, and good to hear from you. Give our best to Bill as well. I think, look, we said all along that laser vision correction is very well entrenched in the United States market. We’ve talked about the inertia of LASIK. And I think until we move EVO from a niche procedure to a more mainstream in a given refractive practice, it’s just going to take time. But we believe we better understand the market today as we’ve made some investments in new analytical tools and certainly putting more feet on the street and getting candid feedback. So we remain very optimistic about it as we execute on the vital few projects that we’ve identified that we believe in the U.S. can create breakthrough opportunities, we’re going to be just fine. I’ve said all along and as late as June, it was an 18- to 24-month process, and I think we’re still working on that same timeline.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Unidentified Analyst

Great. And just for a follow-up, too. I was a bit surprised on the commentary about the digital marketing not working out as you had anticipated. What do you think isn’t working correctly there? Because it seems like it’s had good patient traction. Is it that these patients who become aware of the procedure are seeing physicians who are not aware of EVO and then get converted to other procedures? Or what do you think the hiccup is in that?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. I think you do see some of that bait and switch happening in the marketplace. And again, we said all along, the beauty of digital marketing is you can redirect it, you can turn it off, you can turn it on, and that’s exactly what we’re doing. I think we’re just being more prudent about where we’re spending the money. And I think a great example of that is the call center project that we’re initiating in the back half of this year because it really gives us for the first time the opportunity to create this closed loop as a result of our Doc Finder. You’ve heard us talk very positively about the amount of traffic we’re seeing on the Doc Finder, but it’s always been a challenge to understand what happens to those patients. And now through this process, we’re going to know exactly what’s happening, and we’re going to be able to direct interested patients to an appropriate EVO center where we know they’re going to be treated well. So again, I think we’re just a little smarter, a little wiser, and we’re being a little bit more prudent about how we’re going to spend those digital dollars.

Operator

Your next question comes from Anthony Petrone from Mizuho Group.

Anthony Charles Petrone - Mizuho Securities USA LLC, Research Division - MD & Senior Medical Devices, Diagnostics and Therapeutics Equity Research Analyst

Maybe one for Tom on guidance and then a follow-up just on balance sheet for Patrick. So maybe Tom, just walking through the shift here to $20 million to $23 million revision in total from the prior range. You sort of look at the 2Q performance. China was actually ahead of our expectations. Light in the United States. It was also light in Japan. So when we reconcile the quarterly performance of the guidance, is it mostly just U.S., or are we splitting that between Japan and U.S.? Or should we also be taking a little bit of deceleration into the back half of the year for China as well? And I’ll have one follow-up.

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. No. Thank you, Anthony, for the question. I think you’re right. We see a little bit of softness, as Patrick in his prepared remarks called out South Korea in particular, Japan to a little lesser degree, a little softer. We think China will continue to grow. As I mentioned in my prepared remarks, very encouraged by the first month, 1.5 months of the high season. That’s really off to a phenomenal start. So I think China will continue to show that kind of growth. But again, globally, we believe we’re a 20% per year growth company. We continue to be a high-growth organization. And I think that will continue beyond 2023, particularly as we begin to execute on these vital few projects. So I think a 20% top line growth is always going to be our goal and hopefully beyond that as we execute on these priorities.

Anthony Charles Petrone - Mizuho Securities USA LLC, Research Division - MD & Senior Medical Devices, Diagnostics and Therapeutics Equity Research Analyst

All right. That’s helpful. And then the follow-up for Patrick, maybe just on the AR balance. Understand the seasonality here. I guess sequentially, it’s up $34 million. In the prior 2 years, it was up about $15 million Q-over-Q from 1Q to 2Q. So maybe just walk through the outsized increase in receivables this cycle vis-a-vis the prior 2 cycles.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Patrick F. Williams - STAAR Surgical Company - CFO

Yes, sure. It’s a little higher. Some of it has to do with just the timing of product as we delivered into the various markets, primarily into Asia Pacific. No issues with collectability. We’ll look to see that number go quite a bit down in Q3 as we monetize or convert that AR into cash. So we’re in good shape there. Inventory levels are very good across all of our regions, including APAC. And so we’re feeling very good about where we’re at from all those standpoints.

Operator

Your next question comes from Margaret Kaczor from William Blair.

Malgorzata Maria Kaczor Andrew - William Blair & Company L.L.C., Research Division - Partner & Research Analyst

The first one I want to ask about is the U.S., like many of my colleagues. But I’m trying to do the math. It seems like you’re sort of assuming relatively flat sales here, I guess, sequentially through year-end, so maybe you can true me up on that. And as we think about that decrease down, certainly, you’re maybe not seeing the ROI on some of the elements you expected, but how do you think about the macro element here? And second, how much success, if any, are you assuming in terms of measures that Tom mentioned, like the call center, especially as we get into Q4?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Margaret, this is Tom. Thank you for the question. First, to answer the first part of your question, yes, I think it’s not unreasonable to assume we’re relatively flat back half of the year for the U.S. as these priorities take shape and we move full bore into an execution phase. So I think that’s not unreasonable for you to expect. But I think, again, the U.S. business, as I’ve said all along, is just going to take some time. But I think as we focus in on enhanced training, additional clinical and medical education efforts that we have going on, looking at things driving surgeon confidence at a higher level, they will all bear fruit in 2024 and beyond.

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. I’ll just piggyback off of that. So just to get to the guidance in general, because I think we’ll get a lot of questions on this. The programs and the initiatives that we outlined do not contemplate those having material traction in the second half of 2023, as we’ve said. And I think when we talked about all the markets, we did a bridge, at least in my prepared comments, from the old guidance to the new updated guidance. We wanted to put a number out there that we feel very, very confident about, and that’s the number that you’re getting between that $320 million and that $325 million for the full year. And it takes into account all the stuff that we talked about. And as always, some of these things get a little traction earlier, then potentially we can see some upside to that. But this is, in our minds, a very, very achievable number.

Malgorzata Maria Kaczor Andrew - William Blair & Company L.L.C., Research Division - Partner & Research Analyst

Okay. That’s helpful. And then I know we’re sitting here in mid-2023, so it’s not really fair of me to ask this question, but I’ll ask it anyway. As we look at 2024, I guess, can you walk us through what gets you to that 20% top line growth between the different geographies? Especially if we’re going to exit the U.S. around that $4 million, let’s say, revenue number, what’s kind of the gap to get to that 20%? And then second, as we think about margin expansion, I assume we will see some of that in 2024 with 2023 being a low watermark. So how are you guys thinking about that expense structure?

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Patrick F. Williams - STAAR Surgical Company - CFO

Yes, I’ll jump in. It’s a fair question. The 20% is clearly a 2023 number. We’re not going to get into 2024 and beyond. We clearly have an Investor Day coming up. I think it’s fair to say that internally, we continue to view ourselves as a high-growth company. However you define that, that 15% to 20% range is probably about right. And as I said, that number could go higher. We could be on the high end of that range as some of these programs that we’re putting together come to fruition. And so based off of the new outlook that we provided for 2023, which we feel is very achievable, I think as people think about going beyond that, as I said, that 15% to 20% probably makes sense. But we’ll provide more details as we get more visibility to these things, and we have the opportunity to really set the stage more so at our Analyst Day on September 14.

Operator

Your next question comes from Young Li from Jefferies.

Xuyang Li - Jefferies LLC, Research Division - Equity Analyst

I guess you have a lot of ongoing initiatives focused on the U.S. launch. I was wondering, by the Analyst Day, what do you think you can share with us related to the trajectory of the U.S. launch? And can you give us a preview for what we should expect to hear, sort of maybe more longer-term information out of the Analyst Day?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes, Young. This is Tom. Thanks for the question. I think as we said, we continue to give guidance for this year at 20%. We believe we will continue to be a high-growth company beyond 2023 in the 15% to 20% range. And we think to the degree that as we execute on these initiatives, it could go higher. In September, I think you’ll be able to hear more granularity both from us as well as from some leading KOLs that will join us in New York to talk about their own individual expectations and how EVO is impacting their practices. And we believe that these will be global KOLs that represent not only U.S. but Europe and Asia Pacific regions. So I think more to come. I think it’s going to be an exciting discussion. And many of the questions that you all are asking already will be fully answered in September. So I hope you make the time to join us in New York. It’s going to be an exciting time.

Xuyang Li - Jefferies LLC, Research Division - Equity Analyst

All right. Great. Looking forward to that. Maybe to follow up just on China. Pretty strong performance in second quarter. Heard the comments on the strong start to the peak season, but we see a lot of the negative macro headlines coming out of China. So just wanted to put a finer point on the level of confidence on China performance in the second half.

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes, Young. I can tell you firsthand, having just spent 10 days in China across 3 different markets within that country, enthusiasm is high, activity is high, surgeon support and surgeon confidence is high. I’ve met with economists there as well as clinicians. And there’s a bullishness there at the street level that I felt, that I saw. And I continue to be extremely confident in the quality of our team and the quality of the level of activity we’re seeing in that market. Again, through really half of June and all of July, our in-market sales are really at a very, very strong level.

Operator

Your next question comes from Ryan Zimmerman from BTIG.

Unidentified Analyst

This is Sam on for Ryan. Could you give us an update on the geographic unit growth that is implied with your new 2023 guidance?

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Patrick F. Williams - STAAR Surgical Company - CFO

Yes, I don’t think we get into many specifics on that, but it will be pretty close. It might be slightly above that from a unit standpoint because we do see, depending on geographies, a little bit of mixture right on the ASP. So we might have maybe 1% or 2% higher than on the unit growth when it’s all said and done, but it should be pretty close to the 20%.

Unidentified Analyst

That’s helpful. And it sounds like China is performing very well. How have ASPs in China trended throughout the year, and how do you expect those to trend in the second half of the year?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

I’m sorry, Sam. How is what trending?

Unidentified Analyst

How have ASPs trended in China this year?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Strong. No price degradation. No real pressure on price, if that’s what you were asking. Again, having just spent time there on the street myself, I can tell you we’re holding price heavy. We continue to be positioned as a premium choice, and the market’s reacting favorably.

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. Just as a reminder for everyone, we don’t have one single price for China. It’s a byproduct of multiple customers that we have there that have different pricing, as well as the fact that we sell Spheric and Toric lenses, which have different pricing as well. So we know our pricing, and it’s set for basically the entire year. Any change that you see is really due to product mix and/or customer mix within the selling into that throughout the year.

Operator

Your next question comes from Matt O’Brien from Piper Sandler.

Unidentified Analyst

This is Sam on for Matt. I guess first, could you talk a little bit about stocking in China in the second quarter compared to a year ago? And also, are there any signs of moving down the diopter curve during the quarter?

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. Like I said, the inventory levels are good in China. As always, as the market share continues to grow in China — and not just China; other markets — we might look to further increase our service levels, as we like to say, meaning we want to make sure inventory’s much closer to the physician and those end user patients so that we can make sure that EVO happens as rapidly as possible. But nothing unusual with Q2. It is our high season where we sell in, and then a high season in terms of implants and procedures starts really in that July time frame and continues through August and maybe a little in September. So as I said, we’re very comfortable with where we’re at on an inventory level across the globe.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

And relative to the diopters, I would say, anecdotally, we certainly have heard and seen examples of surgeons globally coming down the curve. I would say in aggregate, as we look at it internally, there’s been about a 0.5 a diopter to a 1 diopter movement down in our aggregate numbers. But more and more, I think individual docs are certainly starting to make moves bigger than that. A good example of that, again, from a KOL here in the United States who has gained a high degree of confidence now. His whole marketing effort is going to be around EVO, and he has indicated that he’s going to be very comfortable offering EVO to anyone minus 3 or above.

Unidentified Analyst

That’s great. I guess one more question to ask. And I know you all have mentioned being very confident in your updated guidance. And I guess, could you give us like what gives you that confidence in your updated guidance, and exactly when all does that all begin?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. As I tried to indicate in my prepared remarks, I’ve spent a lot of time in the field around the world, but also particularly here in the United States. And in talking with key opinion leaders, east, west, north and south, I just continue to be encouraged by the positive rhetoric, the commitment people have to the technology, trying to find ways to fit it into their practices on a more routine basis to move it out of a niche mindset and more into the mainstream. And as we better understand the nuances of these practices and how we can help them achieve the kind of position that EVO deserves in their practice, I remain confident that we’re going to be able to make that happen. One of our prescriptive visions, our mantra in the company is to become the first choice of patients and doctors who are seeking visual freedom. And we’re on our way. That’s aspirational. We’re doing all the right things to make that happen. But we know today, we’re not the first choice. But that’s our aspirational goal, and the organization is highly focused on achieving that.

Operator

And your next question comes from George Sellers from Stephens Inc.

Unidentified Analyst

This is Harrison on for George. My first is on the U.S. refractive market down 15% year-over-year. I was wondering if you all had any idea of the drivers there. Is that a macroeconomic issue? Or is there something else going on in the offices that we need to be aware of?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. I don’t think there’s anything unusual that’s happened. But the Refractive Surgery Council here in the United States tracks that pretty routinely, and they just came out with their Q2 assessment, and it’s down 15%. And again, we’re not pleased with where the U.S. growth is, but I think it’s worth noting again that we were up 10% in a market that’s down 15%. So we know we’re having impact. It’s not maybe at the level you all wanted to see. It’s certainly not at the level we want to see. And we’ve got plans in place to know that it’s going to improve. So I think when you put it in the context of what’s happening in the laser vision correction market in general, our performance in Q2 is certainly beating the market.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Unidentified Analyst

Got it. Yes, that’s helpful. And then switching over to China, I’m just curious. I know you’ve spoken about moving down the diopter curve there, but I was just wondering how patients were responding, just given the elevated price compared to LASIK. And are they really recognizing that the clinical benefits and the better medicine that you all have and they’re willing to pay for that? Is that something you’ve all seen?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. Again, firsthand, there are 11 EVO-only centers across China where all they do is EVO surgery at a premium price. So again, people see the outcome. The patient satisfaction, as we’ve previously reported, continues to be at 99% to 99.5% high patient satisfaction. So clearly, price is always an issue for a certain type of patients. But overall, price has not been an obstacle to our growth, particularly in that marketplace.

Operator

Your next question comes from the line of Tom Stephan with Stifel.

Thomas M. Stephan - Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

And sorry if some of these were asked. Jumping between calls. But I’ll start with just on the financial side. Profitable high growth really has been a differentiating aspect of STAAR’s financial profile for many years now. This year, operating margin obviously is expected to step back a bit from last year. But I guess big picture, can you talk philosophically about if the thinking has changed at all about the focus? And I guess those very high levels of profitability, and whether maybe the thinking is shifting more toward growth, just given the early stages of ICL penetration globally and more notably in the U.S.

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes, Tom, thanks for the question. Good to hear from you. I think, look, we have to serve both masters, right? We want to grow top line and we want to continue to grow bottom line. But as we’ve said in the past, we have a strong balance sheet, and we want to leverage that balance sheet. We’ve made some investments in the first part of this year. We knew it would compromise our bottom line, but we continue to be profitable on the bottom. We believe generating high growth is preferable, and we’re going to continue to focus on continuing to be a high-growth company this year and beyond. But we’ll be fiscally prudent and disciplined about how we spend that balance sheet. So I’ll let Patrick add a little bit more color, but we’ll continue to focus on both, but our emphasis will be on continuing to drive top line growth.

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. Thanks, Tom. And so I think I talked a little bit about gross margins. As we continue to see very good gross margins and as we bring on these direct markets like the U.S., like some of the direct markets in Europe, that’s only going to help give us a tailwind on our overall gross margin by raising our ASPs. As you know, whenever you’re launching in a new market, especially a direct market, you’re going to have a little bit more infrastructure and investment that you do at the beginning, i.e., our sales force that we did at the beginning of the year. And so we’re laying the groundwork for that. We’ll talk more about this in September at our Analyst Day. But internally and as we look at it, we don’t see any issues with being able to continue to have some good bottom line performance. But no doubt, we want to make sure that we are taking market share wherever we can, and we realize that we have a really good opportunity here, especially with being the leading lens-based product out there to really drive market share across the globe.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Thomas M. Stephan - Stifel, Nicolaus & Company, Incorporated, Research Division - Associate

Got it. That’s helpful. And then to pivot to the United States, I actually want to ask kind of longer term. In the past, the company talked about 20% share maybe as soon as the 2025 time frame. Maybe that’s pushed out a little bit. But can you speak to your level of confidence in ultimately achieving a number like that longer term, kind of no matter however many years that may take? And maybe more importantly and the crux of my question. Tom, can you just talk to what you believe the main foundational and big picture challenges in the U.S. market are, whether it’s infrastructure? — I’ll let you answer that. But more importantly, what STAAR is doing to solve those problems or I guess lower those hurdles.

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. Thanks again for the follow-up question. Look, as I mentioned earlier in the call, I think, look, we need to move EVO beyond a niche mindset in the minds and hearts of many ophthalmologists. And clearly, the challenge we have is moving EVO into the mainstream of their practice. One of the ways we’ll do that is taking some of the art out of the procedure and putting more science and predictability into the procedure. And we’re going to do that through a real focus on enhanced training, additional independent medical education as well as investigator initial trials that we’re looking at. We’re exploring some other intermediate sizes to address some of the concerns we’ve heard about from doctors.

So I think all in all, I am confident because people like the outcomes that the procedure drives. The procedure is not difficult, but it’s delicate. And that delicate portion equates to a little more art than science compared to a nomogram rote procedure that laser vision correction has become. And I think we’ve learned through these first 7 months, some issues that we need to focus on to make this a little bit more predictable in the hands of any surgeon, whether you’ve done 10 or whether you’ve done 10,000. And I’m confident that we’re smarter today than we were in January. As I said, we have these vital few projects that focus on a lot of these areas, cross-functional teams that wake up every day working on how we improve those areas. And we’re beginning now to get to the execution phase that I think will carry us through this year, keep the U.S. business moving forward, keeping our growth engines outside the United States moving forward and sets us up for a consistent high-growth company for 2024 and beyond.

Operator

Your next question comes from David Saxon from Needham.

David Joshua Saxon - Needham & Company, LLC, Research Division - Senior Analyst

I guess maybe starting on the U.S. At the ASCRS conference, we picked up delivery times can be around 6 weeks. I’m sure that varies. But you obviously called that out as something you’re working on. So I wanted to ask, what specifically needs to be done on that front? And how quick do you think you can get the order to delivery time?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Yes. No, I appreciate that question, Dave. As we’ve said, one of our initiatives is really dealing with manufacture and operations ability to deliver product quicker to the customer. I think right now, our inventory levels are such that we’re doing extremely well and beating that 6-week period of time. I think as we can move more and more closer to, let me say, like a LASIK-like outcome for delivery where a patient walks in the door and certainly within a matter of days can be treated, that’s our ultimate goal.

David Joshua Saxon - Needham & Company, LLC, Research Division - Senior Analyst

Okay. Got it. And then the EMEA country that you can’t ship to anymore, maybe give a little more color on that. How much impact was that in the quarter? And that $5 million guide down as it relates to the EMEA region, is that all related to this one country? Or does that assume kind of slower growth across the broader EMEA region?

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Sure, David. I think suffice to say, the countries in the Middle East, I think if that order would have went through, we probably would have had the region almost flat. So you can do the math and figure that out. Certainly, our direct markets, and as I said, in Europe, Europe specific was up in Q2. Not significantly, but 6% and 2%, respectively, relative to sales and units. So they’re holding their own. But clearly, we have opportunities for growth in Europe and EMEA across the board. But I’ll let Patrick add any other more color he’d like to to those numbers.

Patrick F. Williams - STAAR Surgical Company - CFO

No, I think Tom hit it. So I think we’re good, and we did take down a little bit on guidance. But as I said before, we wanted to put a number out there globally that we felt very comfortable with. And in my prepared comments, we try to do and give a lot of transparency on bridging the old guidance to the new guidance. And as everyone can see, a big part of the underperformance and the lowering is related to the U.S. But we’re coming off a record breaking Q2. And as I said, we feel good about what we’re doing and where we’re going to end up the year and where we move forward.

Operator

Your next question comes from Jim Sidoti from Sidoti & Company.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Just want to follow up. You said you are going to scale back on some of your digital marketing until you figure out a more efficient strategy. But you also said you’re going to still continue to ramp up the capital spending for 2023. So should that — does that imply that you still think you can become a 15% to 20% — win 15% to 20% market share in the U.S.? You still think that you’ll need that capacity over the next couple years?

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. So you’re absolutely right. And to be clear, we are reallocating some of our spend on the sales and marketing, as Tom said. But we clearly want to make sure that as we’re making these investments, we’re getting the type of return we want. We will revisit this as some of these programs and initiatives related to our vital few come through. The CapEx, I think that’s a good observation on your part, Jim. I mean, we continue to be very bullish about what our prospects are, and we have to start planning capacity now for what will be higher market share globally in all of these geographies. So yes, we are spending the money to build out our capacity, et cetera. So we believe very strongly in EVO, and it should be the first choice for customers and their patients seeking visual freedom.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

And again, I think other analysts may have asked this. But you still think long term, you can be at least a 15% market share in the U.S.?

Patrick F. Williams - STAAR Surgical Company - CFO

I think more to come during the Analyst Day. But I think we’ve said it a couple times now that we view ourselves internally as high growth, and we think that’s between 15% and 20% and more to come as we show some of the pathway to get there.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Operator

Your next question comes from Steve Lichtman from Oppenheimer.

Steven Michael Lichtman - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

I was wondering on the vital few, Tom. In terms of some of the projects you have underway, you talked about simplifying ordering process, things like that. How should we think about the implementation time of those? When do you anticipate them sort of being up and running?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Well, some are up and running now. Some will kick in, in Q3 and Q4. But certainly, throughout the back half of this year, every one of our priorities will be in various forms of execution, which is why we’re saying it’s going to create a tailwind for us through the balance of this year and set us up for a very solid 2024.

Steven Michael Lichtman - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

Okay. And then just as a follow-up. Can you talk to a little bit more detail on the call center? What sort of pressure point in the field do you think that that will help address? And how big do you expect that initiative to be?

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Time will tell. We’re doing a test pilot, and then we’re going to expand it to regions of the country as opposed to nationally while we grow together. We’re working with a third party who certainly has a successful track record in this area. And I think as I indicated earlier, we know through our Doc Finder, we’re continuing to get consistent visits. But a lot of those visits, you lose visibility to what happens to them after they come and try to find a doc in their particular area. This is now taking back control of that. And through this call center, we’ll be able to communicate with these patients, really understand their motivation, are they ready to have a procedure. And then direct them to the appropriate practices that we know a bait and switch won’t go, and they’ll be more than likely turned into surgical procedures. So again, as I said, it’s creating a little closed loop so we can create a cause and effect relative to the dollars we spend generating brand awareness, driving people to a Doc Finder website and then funneling those patients appropriately. That was not happening until we’re turning on this call center.

Operator

Our last question for today comes from Bruce Jackson from The Benchmark Company.

Bruce David Jackson - The Benchmark Company, LLC, Research Division - Senior Equity Analyst

I wanted to see if I could get some color on the decline in Japan and Korea. How much of that was due to the discontinuation of the other products, and how much was due to just general market conditions? And do you still think that Japan and Korea can be up for the year in total?

Patrick F. Williams - STAAR Surgical Company - CFO

Yes. Thanks for asking that, Bruce, because I think it’s important everyone understands that within our Japan breakout that we do on our disclosures of our 10-Q and our K, that does include other products and a pretty significant amount of it. As you know, we’re not — we’re basically doing nothing in Q2 related to the IOL. Japan itself was actually up year-over-year on the ICL business. And so overall, what we’re seeing is a little bit of pressure, as I said, in South Korea, maybe a little bit in Japan, but that equates to that $5 million takedown that we did related to APAC.

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AUGUST 02, 2023 / 8:30PM, STAA.OQ - Q2 2023 STAAR Surgical Co Earnings Call

Operator

I will now turn the call back over to Tom Frinzi for closing remarks.

Thomas G. Frinzi - STAAR Surgical Company - President, CEO & Chairman

Thank you for joining our call today. We look forward to speaking with many of you in the coming days and weeks, including next month at our New York Investor and Analyst Meeting. Thank you.

Operator

Ladies and gentlemen, this concludes your conference call for today. We thank you for joining, and you may now disconnect your lines.

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